Exhibit 10.6

EXECUTION COPY

December 29, 2008

Matthew J. Szulik

c/o Red Hat, Inc.

1801 Varsity Drive

Raleigh, NC 27606

Dear Matthew:

To ensure compliance with Section 409A of the Internal Revenue Code of 1986, as amended, and to make certain other agreed changes, Red Hat, Inc., a Delaware corporation (the “Company”), and you hereby agree to amend the non-executive chairman agreement dated as of February 28, 2008 by and between the Company and you (the “Agreement”) as follows:

1.	Section 4.5 of the Agreement is amended by inserting the following at the end:

“Any payments or expenses provided in this Section 4.5 shall be paid in accordance with Section 5.4.”

2.	The second and following sentences of Section 5.2 shall be revised to read as follows:

“In addition, notwithstanding anything herein, in the Transition Agreement, or the underlying equity award agreements to the contrary, if, at any time, Chairman’s service as a member of the Board ceases as a result of Chairman’s death, Disability, or any other reason other than the removal of the Chairman with cause in accordance with the Company’s By-Laws, Chairman’s voluntary resignation from the Board, or Chairman’s notification to the Company and/or the Board of Chairman’s intent not to stand for re-election to the Board, then (a) effective as of immediately prior to the Chairman’s cessation from service as a member of the Board, the vesting of that portion of each of the Equity Awards that would have vested had he continued as a member of the Board through the remainder of his otherwise applicable current term as a Director or over the 12 months following the date the Chairman ceased to be a member of the Board, whichever period is longer, shall accelerate and be deemed vested and, to the extent applicable, exercisable, provided that the vesting shall not accelerate the distribution of shares underlying equity awards if such acceleration would trigger taxation under Section 409A(a)(1)(B), and (b) on the timing provided in this Section, the Chairman shall be entitled to receive a lump sum payment equal to the annual cash compensation he would have received pursuant to Section 4.1 above had he continued as a member of the Board for the remainder of his otherwise applicable current term as a Director. As a condition of receiving the additional vesting and cash payments set forth in this Section 5.2, except in the event of the provision of benefits under this Section 5.2 on account of Chairman’s death or Disability (in which case payment will be made within ten (10) days), Chairman shall execute the form of release of claims substantially in the form set forth as Exhibit C to the Transition Agreement (with such changes as the Company may reasonably make to reflect applicable law and the nature of Chairman’s service with the Board at such time) within sixty (60) days following the date of Chairman’s ceasing to be a member of the Board, and benefits shall be paid or commence no later than thirty (30) days after such release becomes effective; provided, however, that if the last day of the sixty (60) day period falls in the calendar year following the year of Chairman’s ceasing to be a member of the Board, the severance payments shall be paid or commence no earlier than January 1 of such subsequent calendar year. For purposes of this Agreement, “Disability” means either (i) that Chairman is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) that Chairman is by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under the Company’s accident and health plan. Chairman will be deemed disabled if either determined to be totally disabled by the Social Security Administration, or if determined to be disabled by the Company or under the Company’s disability insurance program provided that such determination complies with the above definition.”

3.	Section 5.4 shall be amended to read as follows:

“Effect of Section 409A of the Code.

A. If and to the extent any portion of any payment, compensation or other benefit provided to Chairman in connection with Chairman’s separation from service (as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)) is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and Chairman is a specified employee as defined in Section 409A(a)(2)(B)(i) of the Code, as determined by the Company in accordance with its procedures, by which determination Chairman hereby agrees that he is bound, such portion of the payment, compensation or other benefit shall not be paid before the earlier of (i) the day that is six months plus one day after the date of separation from service (as determined under Section 409A) or (ii) the tenth (10th) day after the date of Chairman’s death (as applicable, the “New Payment Date”). The aggregate of any payments that otherwise would have been paid to Chairman during the period between the date of separation from service and the New Payment Date shall be paid to Chairman in a lump sum on such New Payment Date, and any remaining payments will be paid on their original schedule.

B. For purposes of this Agreement, each amount to be paid or benefit to be provided shall be construed as a separate identified payment for purposes of Section 409A, and any payments that are due within the “short term deferral period” as defined in Section 409A shall not be treated as deferred compensation unless applicable law requires otherwise. Neither the Company nor Chairman shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A. This Agreement is intended to comply with the provisions of Section 409A and the Agreement shall, to the extent practicable, be construed in accordance therewith. Terms defined in the Agreement shall have the meanings given such terms under Section 409A if and to the extent required to comply with Section 409A. In any event, the Company makes no representations or warranty and shall have no liability to Chairman or any other person if any provisions of or payments under this Agreement are determined to constitute deferred compensation subject to Section 409A but not to satisfy the conditions of that section.

C. Payments with respect to reimbursements of business expenses or arbitration expenses shall be made on or before the last day of the calendar year following the calendar year in which the relevant expense is incurred. The amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year.

Except as modified by this letter or by other intervening amendments, all other terms and conditions of the Agreement shall remain in full force and effect. This letter may be executed in counterparts, each of which shall be deemed to be an original, and all of which shall constitute one and the same document.

RED HAT, INC.

By:	/s/ Michael R. Cunningham
Michael R. Cunningham
General Counsel

Acknowledged and agreed:

/s/ Matthew J. Szulik
Matthew J. Szulik

Date: December 29, 2008